Exhibit 99.1

News Release

Loretta E. Reynolds Joins U.S. Bancorp Board of Directors

MINNEAPOLIS (October 18, 2022) - U.S. Bancorp announced today that its board of directors elected Loretta E. Reynolds as a director of the company, effective immediately. She will serve on U.S. Bancorp’s Capital Planning and Risk Management Committees, as well as the Cybersecurity Oversight Subcommittee of the Risk Management Committee.

Reynolds, 57, retired as a 3-star lieutenant general after a distinguished 35-year career in the United States Marine Corps. She is the third woman to be promoted to lieutenant general (3-star) in the history of the United States Marine Corps. Prior to her retirement, she led and managed the Marine Corps’ global information portfolio spanning intelligence, information technology, networking, cyber, space and information in her role as deputy commandant for information. She previously served as acting commander of the Marine Corps Forces Space Command, and as commander of the Marine Corps Forces Cyberspace Command. She also served from 2015 to 2021 on the United States Marine Corps Corporate Board with responsibility for strategic oversight of a $50 billion budget and global strategy, capabilities and missions.

“Lori is an expert in cybersecurity, information management and risk mitigation – expertise that will benefit U.S. Bank as we continue our digital transformation,” said Andy Cecere, U.S. Bancorp chairman, president and CEO. “As we strive to make banking easy, convenient, connected and digital, cybersecurity is more important than ever. I am certain that Lori, who has a long and distinguished 35-year career of service in the United States Marine Corps, will be a great asset to our board of directors and our company.”

Reynolds currently serves as founder and chief executive officer of LEReynolds Group, LLC, a consulting firm focused on providing information technology and strategic business intelligence services and advising complex global organizations on managing large-scale risk.

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About U.S. Bank

U.S. Bancorp, with approximately 70,000 employees and $601 billion in assets as of September 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Investor contact: George Andersen, U.S. Bancorp Investor Relations

george.andersen@usbank.com, 612.303.3620

Media contact: Jeff Shelman, U.S. Bancorp Public Affairs and Communications

Jeffrey.shelman@usbank.com, 612.303.9933, @usbank_news